INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Boardman, 203-541-8407

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Reports Higher Fourth-Quarter

Earnings from Continuing Operations

•	Earnings from continuing operations of $157 million versus $35 million in the 2003 fourth quarter.
•	Quarterly net sales rose to $6.6 billion from 2003 fourth-quarter net sales of $6.1 billion. Volume up 5 percent versus the 2003 fourth quarter.
•	Annual sales rose 6 percent to $25.5 billion from 2003 annual sales of $24.0 billion.

Basic Earnings Per Share Summary

	Fourth Quarter 2004	Fourth Quarter 2003	Third Quarter 2004	Full Year 2004	Full Year 2003
Net Earnings (Loss)	$0.35	$0.10	$(0.97)	$(0.07)	$0.63
Add Back – Loss (Income) from Discontinued Operations:
Loss (gain) on sale or impairment	(0.01)	-	1.48	1.28	-
Earnings from operations	(0.02)	(0.03)	(0.08)	(0.23)	(0.04)
Cumulative Effect of Accounting Change	-	0.01	-	-	0.03
Earnings from Continuing Operations	0.32	0.08	0.43	0.98	0.62
Add Back – Net Special Items Expense	0.11	0.12	-	0.33	0.14
Earnings from Continuing Operations and Before Special Items	$0.43	$0.20	$0.43	$1.31	$0.76

STAMFORD, Conn. - Feb. 3, 2005 - International Paper (NYSE: IP) today reported fourth-quarter 2004 earnings from continuing operations of $157 million ($0.32 per share basic and diluted) compared with $35 million ($0.08 per share basic, $0.07 per share diluted) in the fourth quarter of 2003 and $208 million ($0.43 per share basic, $0.42 per share diluted) in the third quarter of 2004. For the full-year 2004, International Paper reported earnings from continuing operations of $478 million ($0.98 per share basic and diluted) compared with $294 million ($0.62 per share basic, $0.61 per share diluted) in 2003. Diluted per share amounts reflect a recent accounting pronouncement requiring the inclusion of contingently convertible securities in computing diluted earnings per share. The above amounts include the effects of special items in all periods.

After discontinued operations relating to the sale of Weldwood of Canada Limited, net earnings for the 2004 fourth quarter totaled $169 million ($0.35 per share basic and diluted) compared with a loss of $470 million ($0.97 per share basic, $0.91 per share diluted) in the 2004 third quarter and earnings of $48 million ($0.10 per share basic and diluted) in the fourth quarter of 2003. Full-year 2004 results totaled a net loss of $35 million ($0.07 per share basic and diluted) compared with net earnings of $302 million ($0.63 per share basic and diluted) in 2003.

Earnings from continuing operations and before special items in the 2004 fourth quarter were $209 million ($0.43 per share basic, $0.42 per share diluted), compared with $94 million ($0.20 per share basic, $0.19 per share diluted) in the fourth quarter of 2003 and $209 million ($0.43 per share basic, $0.42 per share diluted) in the third quarter of 2004. Earnings from continuing operations and before special items for the full year 2004 were $637 million ($1.31 per share basic, $1.30 diluted), compared with $363 million ($0.76 per share basic, $0.75 per share diluted) for the year 2003.

Fourth-quarter 2004 earnings reflect an effective tax rate, excluding special items, discontinued operations and accounting changes, of 16 percent, which reduced the full-year effective tax rate to 26 percent from 30 percent estimated in the third quarter. The lower tax rate reflects an increase in non-US tax credits, a reduction of tax valuation allowances and a higher proportion of earnings in lower tax rate jurisdictions.

Fourth-quarter 2004 net sales rose to $6.6 billion from $6.1 billion in the fourth quarter of 2003, and compared with $6.6 billion in the third quarter of 2004. For the full-year 2004, net sales were $25.5 billion compared with 2003 net sales of $24.0 billion.

“Throughout 2004, we experienced healthy business conditions with solid volume and improving average price realizations,” said John Faraci, International Paper chairman and chief executive officer. “However, margins and earnings were impacted by dramatically rising raw material costs and lower wood products pricing, particularly in the last quarter.”

Commenting on the first quarter of 2005, Faraci said, “Going into February, we are seeing demand starting to improve. After a slow month in January, our order activity is picking up, and our average price realizations are moving up on coated paper, some grades of printing papers, bleached board and pulp. However, our profit margins and earnings will be under pressure as the raw material cost environment continues to be severe. We expect higher benefit-related costs, and the investment we are making to improve our supply chain will be somewhat higher this quarter.”

The company also said it will continue to strengthen its balance sheet through the repayment of debt. For example, by the end of January 2005, the company had used the proceeds from the divestitures of Weldwood of Canada and the Maine and New Hampshire forestlands to repay approximately $1.3 billion in debt.

Segment Information

Operating profits of $583 million for the 2004 fourth quarter were essentially flat compared with the third-quarter 2004 operating profits of $585 million, as the benefit of higher average price realizations in Printing Papers and Packaging were offset by higher input costs and lower wood products price realizations.

Fourth-quarter segment operating profits and business trends compared with the third quarter of 2004 are as follows:

Fourth-quarter operating profits for Printing Papers were $196 million compared with third-quarter operating profits of $160 million as a result of the company experiencing higher average pricing for uncoated free sheet and coated paper in the United States. This was somewhat offset by weaker average pulp pricing and higher input costs.

Industrial and Consumer Packaging operating profits were $170 million in the fourth quarter, compared with $183 million in the third quarter, as higher average pricing across International Paper’s containerboard, corrugated box and bleached board businesses was offset by higher input costs and seasonally lower volumes in Industrial Packaging, maintenance downtime in containerboard and weaker operational performance.

The company’s distribution business, xpedx, reported operating profits of $22 million for the fourth quarter compared with operating profits in the third quarter of $27 million, due to seasonally weaker business conditions.

Fourth-quarter Forest Products operating profits were $176 million, compared with earnings of $191 million in the third quarter primarily as lower average IP wood products price realizations combined with seasonally slower volumes more than offset $20 million of higher income from land and real estate sales.

Operating profits at Carter Holt Harvey, International Paper’s 50.5 percent owned subsidiary in New Zealand, were $12 million in the fourth quarter, compared with third-quarter operating profits of $17 million as a result of facility reorganization costs.

Net corporate expenses of $156 million in the 2004 fourth quarter were higher than the $101 million in the 2004 third quarter and the $144 million in the 2003 fourth quarter. The increase in the 2004 fourth quarter compared with the previous quarter reflects higher inventory-related costs, higher costs from the company’s supply chain initiative, and slightly higher administrative overhead costs. Higher inventory-related and supply chain initiative costs were also the major factors in the increase compared to the 2003 fourth quarter, offsetting the effect of lower administrative overhead costs.

Discontinued Operations

During the 2004 fourth quarter, International Paper completed the sale of Weldwood of Canada Limited for cash proceeds of approximately U.S. $1.1 billion. While still subject to post-closing adjustments, the loss on sale was approximately $84 million less than estimated in the third quarter. The loss on discontinued operations was reduced by $79 million and $5 million in the 2004 third quarter and fourth quarter, respectively. All periods presented have been restated to present the operating results of Weldwood, and the tissue business of Carter Holt Harvey sold in the 2004 second quarter, as discontinued operations.

Effects of Special Items

Special items in the 2004 fourth quarter included a charge of $79 million ($64 million after taxes) for estimated losses on sales and impairments of businesses held for sale, a charge of $19 million before taxes and minority interest ($11 million after taxes and minority interest) for restructuring and other costs, a pre-tax credit of $20 million ($12 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $17 million credit ($11 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. The $19 million charge for restructuring and other costs included $10 million ($6 million after taxes and minority interest) for legal reserves, a $6 million goodwill impairment charge ($3 million after minority interest), and a $3 million charge ($2 million after taxes) for losses on early extinguishment of debt. The net after-tax effect of all of these special items was expense of $0.11 per share.

Special items in the 2004 third quarter included a charge of $55 million before taxes and minority interest ($31 million after taxes and minority interest) for restructuring and other costs, a pre-tax credit of $103 million ($64 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, a charge of $38 million for estimated losses on sales and impairments of businesses held for sale and a $6 million credit ($4 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. The $55 million charge for restructuring and other costs included $18 million ($11 million after taxes and minority interest) for organizational restructuring programs, a $29 million goodwill impairment charge ($15 million after minority interest), and $8 million charge ($5 million after taxes) for losses on early extinguishment of debt. The net after-tax effect of all of these special items was $0.00 per share.

Special items in the 2003 fourth quarter included a pretax charge of $101 million ($61 million after taxes and minority interest) for restructuring and other costs, $21 million ($26 million after taxes) of net losses on sales and impairments of businesses held for sale, and a $23 million credit ($15 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. In addition, a $13 million decrease in the income tax provision, after minority interest, was recorded in the fourth quarter reflecting a favorable settlement with Australian tax authorities of net operating loss carryforward credits. The $101 million charge for restructuring and other costs included $91 million ($55 million after taxes and minority interest) for facility closures and organizational restructuring programs, $29 million ($18 million after taxes) for additional legal reserves, and a credit of $19 million ($12 million after taxes) for gains on early extinguishment of debt. The net after-tax effect of these special items was an expense of $0.12 per share. Additionally, an after-tax charge of $3 million ($0.01 per share) was recorded for the cumulative effect of an accounting change, for a total expense of $0.13 per share in the quarter from special items and accounting changes.

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EST) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. A replay of the webcast will also be available on the Web site beginning at noon today.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® (program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

# # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, economic conditions in developing countries, specifically Brazil and Russia, the current military action in Iraq and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

International Paper

Summary of Consolidated Earnings

Preliminary and Unaudited

(In millions except for net sales and per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2004		2003		2004		2003
Net Sales (In billions)	$6.6		$6.1		$25.5		$24.0
Earnings From Continuing Operations Before Interest, Income Taxes, and Minority Interest	383	(a)	194	(f)	1,489	(d)	1,064	(i)
Interest expense, net	175		187	(g)	743		772	(g)
Earnings From Continuing Operations Before Income Taxes and Minority Interest	208	(a)	7	(f,g)	746	(d)	292	(i)
Income tax provision (benefit)	38	(a)	(49)	(f,g,h)	206	(c,d)	(113)	(g,h,i,j)
Minority interest expense, net of taxes	13	(a)	21	(f,g)	62	(d)	111	(f,g,i)
Earnings From Continuing Operations	157	(a)	35	(f,h)	478	(c,d)	294	(h,i,j)
Discontinued Operation, net of taxes and minority interest	12	(b)	16		(513)	(b,e)	21
Cumulative Effect of Accounting Changes: Asset Retirement Obligations, net of taxes	-		-		-		(10)
Variable Interest Entities, net of taxes	-		(3)		-		(3)
Net Earnings (Loss)	$169	(a,b)	$48	(f,h)	$(35)	(b,c,d,e)	$302	(h,i,j)
Basic Earnings Per Share:
Earnings From Continuing Operations	$0.32	(a)	$0.08	(f,h)	$0.98	(c,d)	$0.62	(h,i,j)
Discontinued Operation, net of taxes and minority interest	0.03	(b)	0.03		(1.05)	(b,e)	0.04
Cumulative Effect of Accounting Changes: Asset Retirement Obligations, net of taxes	-		-		-		(0.02)
Variable Interest Entities, net of taxes	-		(0.01)		-		(0.01)
Basic Earnings (Loss) Per Common Share	$0.35	(a,b)	$0.10	(f,h)	$(0.07)	(b,c,d,e)	$0.63	(h,i,j)
Diluted Earnings Per Share:
Earnings From Continuing Operations	$0.32	(a)	$0.07	(f,h)	$0.98	(c,d)	$0.61	(h,i,j)
Discontinued Operation, net of taxes and minority interest	0.03	(b)	0.03		(1.05)	(b,e)	0.04
Cumulative Effect of Accounting Changes: Asset Retirement Obligations, net of taxes	-		-		-		(0.02)
Variable Interest Entities, net of taxes	-		(0.01)		-		(0.01)
Diluted Earnings (Loss) Per Common Share	$0.35	(a,b)	$0.10	(f,h)	$(0.07)	(b,c,d,e)	$0.63	(h,i,j)
Average Shares of Common Stock Outstanding	486.9		480.7		485.8		479.6

(a)

Includes a pretax charge of $79 million ($64 million after taxes) for estimated losses on sales of businesses; a $19 million charge before taxes and minority interest ($11 million after taxes and minority interest) for litigation settlements, goodwill impairment charges and losses on early debt extinguishment; a credit of $20 million ($12 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; and a credit of $17 million before taxes and minority interest ($11 million after taxes and minority interest) for the reversal of restructuring and realignment reserves no longer required.

(b)

Includes the net income of Weldwood of Canada, Ltd. prior to its sale in the 2004 fourth quarter, and a credit of $5 million after taxes and a charge of $711 million after taxes for the three and twelve months ended December 31, 2004, respectively, relating to the loss on the sale.

(c)

Includes a $5 million net increase, net of minority interest, in the income tax provision reflecting an adjustment of deferred tax balances and a reduction of valuation reserves for capital loss carryovers.

(d)

Includes a charge of $144 million before taxes and minority interest ($128 million after taxes and minority interest) for estimated gains/losses of businesses sold or held for sale; a $211 million charge before taxes and minority interest ($124 million after taxes and minority interest) for litigation settlements, goodwill impairment charges, and losses on early debt extinguishment; a pretax credit of $123 million ($76 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; and a credit of $35 million before taxes and minority interest ($22 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(e)

Includes the net income of the Carter Holt Harvey tissue business prior to the sale and the gain on the sale of $267 million ($90 million after taxes and minority interest) in the second quarter of 2004.

(f)

Includes a $101 million charge before taxes and minority interest ($61 million after taxes and minority interest) for facility closures and organizational restructuring programs, net losses on early debt extinguishment, and additional legal reserves; a pre-tax charge of $21 million ($26 million after taxes) for net losses on sales and impairments of businesses held for sale; and a credit of $23 million before taxes and minority interest ($15 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(g)

Includes an increase in interest expense and a decrease in minority interest expense of approximately $22 million and $44 million for the three and twelve months ended December 31, 2003, respectively, related to the adoption of FIN 46R

(h)

Includes the decrease of $26 million before minority interest ($13 million after minority interest) in the income tax provision related to a settlement of Australian net operating loss carryforward credits.

(i)

Includes a $298 million charge before taxes and minority interest ($184 million after taxes and minority interest) for facility closures and organizational restructuring programs, early debt extinguishment losses, and additional legal reserves; a pre-tax charge of $32 million ($33 million after taxes) net losses on sales and impairments of businesses held for sale; and a credit of $40 million before taxes and minority interest ($25 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(j)

Includes decreases of $110 million in the income tax provision reflecting a revision of estimated tax reserves upon filing of the 2002 Federal income tax return and settlements of prior period tax issues.

International Paper

Reconciliation of Earnings Before

Special Items to Net Earnings (Loss)

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Earnings Before Special Items	$209	$94	$637	$363

Restructuring and other charges	(11)	(61)	(124)	(184)
Insurance Recoveries	12	-	76	-
Reversal of reserves no longer required	11	15	22	25
Net gains (losses) on sales and impairments of businesses held for sale	(64)	(26)	(128)	(33)
Income tax adjustment	-	13	(5)	123
Earnings From Continuing Operations	157	35	478	294
Discontinued Operation	12	16	(513)	21
Cumulative effect of accounting changes	-	(3)	-	(13)
Net Earnings (Loss) as Reported	$169	$48	$(35)	$302

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Basic Earnings Per Common Share (3):	2004	2003	2004	2003
Earnings Per Share Before Special Items	$0.43	$0.20	$1.31	$0.76

Restructuring and other charges	(0.02)	(0.13)	(0.25)	(0.39)
Insurance Recoveries	0.02	-	0.15	-
Reversal of reserves no longer required	0.02	0.03	0.04	0.05
Net gains (losses) on sales and impairments of businesses held for sale	(0.13)	(0.05)	(0.26)	(0.06)
Income tax adjustment	-	0.03	(0.01)	0.26
Earnings Per Common Share From Continuing Operations	0.32	0.08	0.98	0.62
Discontinued Operation	0.03	0.03	(1.05)	0.04
Cumulative effect of accounting changes	-	(0.01)	-	(0.03)
Basic Earnings (Loss) per Common Share	$0.35	$0.10	$(0.07)	$0.63

Diluted Earnings Per Common Share (3):
Earnings Per Common Share Before Special Items	$0.42	$0.19	$1.30	$0.75

Special Items	(0.10)	(0.12)	(0.33)	(0.14)
Earnings From Continuing Operations	0.32	0.07	0.98	0.61
Discontinued Operation	0.03	0.03	(1.05)	0.04
Cumulative effect of accounting changes	-	(0.01)	-	(0.03)
Diluted Earnings (Loss) per Common Share	$0.35	$0.10	$(0.07)	$0.63

Notes:

(1) The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(2) Diluted earnings per common share reflects a recent accounting pronouncement requiring the inclusion of contingently convertible securities in the computation. As required by the pronouncement, all prior periods presented have been restated.

(3) Since the basic and diluted earnings per share are computed independently for each period and category, total per share amounts may not equal the sum of the respective categories.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
	2004	2003(1)	2004	2003(1)
Printing Papers	$1,975	$1,800	$7,635	$7,245
Industrial and Consumer Packaging	1,990	1,715	7,470	6,670
Distribution	1,550	1,470	6,065	5,860
Forest Products	570	640	2,395	2,390
Carter Holt Harvey	585	515	2,190	1,820
Other Businesses (2)	260	275	1,120	1,235
Less: Intersegment Sales	(343)	(281)	(1,343)	(1,265)
	$6,587	$6,134	$25,532	$23,955

Earnings by Industry Segment
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003(1)	2004		2003(1)
Printing Papers	$196	$65	$579		$460
Industrial and Consumer Packaging	170	111	543	(3)	451
Distribution	22	18	87		80
Forest Products	176	218	793		720
Carter Holt Harvey	12	8	47	(3)	38
Other Businesses (2)	7	9	38		23
Operating Profit	583	429	2,087		1,772
Interest expense, net	(175)	(187)	(743)		(772)
Minority interest (4)	17	8	59	(3)	48
Corporate items, net	(156)	(144)	(469)		(466)
Restructuring and other charges	(19)	(101)	(211)		(298)
Insurance recoveries	20	-	123		-
Net gains (losses) on sales and impairments of businesses held for sale	(79)	(21)	(135)		(32)
Reversal of reserves no longer required	17	23	35		40

Earnings from continuing operations before income taxes and minority interest	$208	$7	$746		$292

(1)

Prior-year industry segment information has been restated to conform with 2004 management structure and to reflect the Carter Holt Harvey tissue business and the Weldwood business as discontinued operations.

(2)	Includes Arizona Chemical, Chemical Cellulose Pulp (closed in 2003) and businesses identified in our divestiture program.

(3)

Includes a 2004 second quarter estimated loss on the sale of Food Pack S.A. of $9 million before taxes, of which $4 million is in the Packaging segment, $3 million is in the Carter Holt Harvey segment and $2 million is in Minority interest.

(4)

Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes, minority interest, extraordinary items, and cumulative effect of accounting changes.

International Paper

Sales Volumes by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated (excluding Carter Holt Harvey)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	116	114	461	447
Europe & Russia Uncoated Papers	373	342	1,409	1,352
U.S. Uncoated Papers and Bristols	1,115	1,107	4,570	4,439
Uncoated Papers and Bristols	1,604	1,563	6,440	6,238
Coated Papers	532	532	2,173	2,113
Market Pulp	374	381	1,422	1,379

Packaging (In thousands of short tons)
U.S. Container (Boxes)	721	548	2,668	2,204
European Container (Boxes)	282	274	1,049	1,031
Other Industrial and Consumer Packaging	308	290	1,222	1,148
Industrial and Consumer Packaging	1,311	1,112	4,939	4,383
Containerboard	461	504	2,090	1,946
Bleached Packaging Board	367	351	1,495	1,348
Kraft	137	151	605	606

Forest Products (In millions)
Panels (sq. ft. 3/8” – basis)	362	375	1,563	1,580
Lumber (board feet)	606	589	2,456	2,345
Particleboard (sq. ft. 3/4” – basis)	-	-	-	-

Carter Holt Harvey (3)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Printing Papers (In thousands of short tons)
Market Pulp	157	155	568	499

Packaging (In thousands of short tons)
Containerboard	123	107	459	361
Bleached Packaging Board	24	19	83	84
Industrial and Consumer Packaging	34	38	147	153

Forest Products (In millions)
Panels (sq. ft. 3/8” – basis)	43	44	183	179
Lumber (board feet)	119	128	497	503
MDF and Particleboard (sq. ft. 3/4” – basis)	142	141	580	582

(1) Includes third party and inter-segment sales.

(2) Sales volumes for divested businesses are included through the date of sale except for discontinued operations.

(3) Includes 100 percent of volumes sold.

International Paper

Supplemental Financial Data

Preliminary and Unaudited

Financial Data (In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Depreciation, amortization and cost of
timber harvested	$411	$390	$1,565	$1,538

Investment in capital projects (1)	$516	$463	$1,328	$1,166

(1) Includes $19 million and $66 million of spending for businesses held for sale for the three months and twelve months ended December 31, 2004, respectively. Includes $31 million and $72 million of spending for businesses held for sale for the three months and twelve months ended December 31, 2003, respectively.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	December 31,	December 31,
	2004	2003
Assets
Current Assets
Cash and temporary investments	$ 2,596	$ 2,363
Accounts and notes receivable, net	2,982	2,765
Inventories	2,653	2,767
Assets of businesses held for sale	383	2,104
Other current assets	869	1,097
Total Current Assets	9,483	11,096

Plants, Properties and Equipment, net	13,333	13,260
Forestlands	3,936	3,979
Investments	679	678
Goodwill	4,988	4,793
Deferred Charges and Other Assets	1,859	1,719
Total Assets	$ 34,278	$ 35,525

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$ 506	$ 2,087
Liabilities of businesses held for sale	110	645
Accounts payable and accrued liabilities	4,317	4,538
Total Current Liabilities	4,933	7,270

Long-Term Debt	14,131	13,450
Deferred Income Taxes	1,700	1,387
Other Liabilities	3,712	3,559
Minority Interest	1,548	1,622

Common Shareholders’ Equity
Invested capital	5,692	5,155
Retained earnings	2,562	3,082
Total Common Shareholders’ Equity	8,254	8,237

Total Liabilities and Common Shareholders’ Equity	$ 34,278	$ 35,525

Note:	December 31, 2003 balances have been restated to include the assets and liabilities of the

Carter Holt Harvey tissue business and Weldwood of Canada as businesses held for sale.